EXHIBIT 10.31

NORTEL NETWORKS CORPORATION
MEETING OF THE BOARD OF DIRECTORS
DECEMBER 18, 2003

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Upon motion duly made and seconded, it was

Remuneration of Chairman of the Board

     RESOLVED, That the annual compensation to be paid to Mr. L.R. Wilson for his services as Chairman of the Board of the Corporation and Nortel Networks Limited shall be increased from US$360,000 per year to US$400,000 per year, effective January 1, 2004.

Directors’ Remuneration

     RESOLVED, That, effective January 1, 2004, each member of a Board Committee who is not a salaried employee of the Corporation, Nortel Networks Limited (“NNL”), or any of its or their subsidiaries (each a “Nortel Networks Company”), shall be paid remuneration for services, as a member of each Board Committee on which the member sits a retainer fee at the rate of US$12,500 per annum; except that a retainer fee at the rate of US$6,250 per annum shall be paid to any member of a Board Committee who is also a member of an identical committee of the NNL Board of Directors;

     RESOLVED, That, effective January 1, 2004, any Chairman of a Board Committee (other than the Audit Committee Chairman), who is not a salaried employee of a Nortel Networks Company, shall be paid, in addition to the member’s retainer, a retainer fee at the rate of US$12,500 per annum, except that an additional retainer fee at the rate of US$6,250 per annum shall be paid to any Chairman of a Board Committee (other than the Audit Committee Chairman) who is also Chairman of an identical committee of the NNL Board of Directors;

     RESOLVED, That, effective January 1, 2004, the Chairman of the Audit Committee of the Board of Directors shall be paid, in addition to the member’s retainer, a retainer fee at the rate of US$27,500 per annum, except that an additional retainer fee of US$13,750 per annum shall be paid to the Chairman of the Audit Committee if he or she is also Chairman of the Audit Committee of the NNL Board of Directors;

     RESOLVED, That the Directors entitled to the remuneration provided for in the preceding resolutions shall be reimbursed for the reasonable travel and living and other expenses properly incurred by them in attending any meeting of the Board of Directors or its Committees, or for performing services as Directors;

     RESOLVED, That the remuneration provided for in these resolutions shall be paid quarterly, in arrears, in United States dollars or, at the request of a Director, in the Canadian dollar equivalent thereof;

     RESOLVED, That, for greater certainty, Directors shall not be paid an annual retainer for serving on the Board of Directors or an additional fee for attendance at Board of Directors or Committee meetings;